FOR IMMEDIATE RELEASE
November 3, 2016
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
THIRD QUARTER RESULTS

•	Third quarter net income totaled $4.4 million or $0.29 per share

•	Year-to-date net income totaled $32.8 million or $2.14 per share

•	Strong growth in the natural gas distribution and transmission businesses continues

•	Eight Flags Energy Combined Heat & Power project is now fully operational and generating both regulated and non-regulated energy operating income

•	The Company netted $57.3 million from the sale of common stock in September 2016

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today reported third quarter financial results. The Company's net income for the quarter ended September 30, 2016 was $4.4 million, compared to $5.1 million in the same quarter of 2015. The decrease was principally due to fixed pipeline and storage costs associated with natural gas supply contracts where a significant portion of the sales volume will occur during the winter months; increased deliveries and imbalance positions that favorably impacted Aspire Energy in 2015, which are non-recurring; and lower retail propane margins per gallon on the Delmarva Peninsula, as expected. Earnings per share for the quarter ended September 30, 2016 were $0.29 per share, compared to $0.33 for the same quarter of 2015.

For the nine months ended September 30, 2016, the Company reported net income of $32.8 million, an increase of $291,000 over the first nine months of 2015. Earnings per share were $2.14 for the first nine months of 2016, compared to $2.16 per share for the same period in 2015. Year-to-date, higher earnings from growth in the Company’s natural gas transmission and distribution businesses, Aspire Energy of Ohio, LLC ("Aspire Energy") and the Combined Heat & Power ("CHP") plant constructed by the Company's subsidiary, Eight Flags Energy, LLC ("Eight Flags"), offset the negative effect of warmer weather largely during the first quarter of 2016. The warmer weather reduced year-to-date earnings per share by $0.31 compared to the same period in 2015.

“Third quarter results of operations met our expectations and demonstrate the success of our employees in cultivating growth in the areas we serve. The Eight Flags Energy project is now fully operational and contributed more than $2.0 million in new margin during the quarter.” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We also completed an equity offering which provides us with the capital we need while maintaining our strong financial position. Looking forward we are positioned to continue executing on our projects and delivering value to our customers and shareholders,” Mr. McMasters added.

A more detailed discussion and analysis of the Company's results for each segment is provided in the following pages.

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Comparative Results for the Quarters Ended September 30, 2016 and 2015

Operating income for the third quarter decreased by $753,000, or 6.9 percent, to $10.2 million compared to the same period in 2015. Gross margin increased by $4.7 million, although other operating expenses increased by $5.5 million. The increase in other operating expenses, in part, reflects the fact that higher expenses to support growth of the Company's businesses are largely recognized equally across the year, while the margin from growth is more concentrated in the heating season during the fourth and first quarters.

Regulated Energy Segment

The Regulated Energy segment operating income grew by $1.3 million compared to the same period in 2015. The increased operating income resulted from a $4.7 million increase in gross margin, partially offset by a $3.4 million increase in other operating expenses. The significant components of the gross margin increase included:

•
$1.6 million generated from natural gas transmission expansions completed in 2015 and 2016, as well as interim services to customers pending construction of facilities, which are discussed in the “Major Projects and Initiatives” section below;

•	$943,000 from customer growth in natural gas distribution and transmission services unrelated to recent service expansions;

•	$920,000 generated by additional Gas Reliability Infrastructure Program ("GRIP") investments in the Florida natural gas distribution operations;

•	$469,000 generated from the implementation of interim rates for the Company’s Delaware natural gas distribution division;

•	$464,000 from new natural gas transmission and distribution services provided to the Company's Eight Flags' CHP plant; and

•
$226,000 related to higher margins from system improvement rates for the Company's subsidiary, Sandpiper Energy, Inc., ("Sandpiper") resulting from the continuing conversion of the Sandpiper system from propane service to natural gas service.

Other operating expenses increased by $3.4 million. The significant components of the increase in other operating expenses included:

•	$1.3 million in higher payroll and benefits costs for additional personnel to support growth;

•	$702,000 in higher outside services costs primarily associated with growth and ongoing compliance activities;

•	$517,000 in higher facilities costs to support growth; and

•	$401,000 in higher depreciation, asset removal and property tax costs associated with recent capital investments to support growth and system integrity.

Unregulated Energy Segment

The Unregulated Energy segment reported an operating loss of $3.1 million in the third quarter of 2016 compared to a loss of $1.0 million in the same period for 2015. The Unregulated Energy segment typically reports an operating loss in the third quarter due to the seasonal nature of a large portion of the businesses included in this segment. As shown below, gross margin was largely unchanged from period to period as a result of the gross margin added by the Eight Flags CHP plant; results were impacted by the following:

•	$1.6 million of additional gross margin from Eight Flags' CHP plant, which commenced operations in June 2016; offset by:

•
$613,000 in additional fixed pipeline and storage costs associated with natural gas supply contracts entered into by Peninsula Energy Services Company, Inc. (“PESCO”), where a significant portion of the sales volume will occur during the winter months;

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•
$414,000 less gross margin for the Company's propane distribution operations of which $344,000 is associated with the Delmarva Peninsula propane distribution operation where retail margins per gallon returned to more normal levels. The Company has assumed more normal levels of margins in its long-term financial plans and forecasts;

•	$413,000 of lower gross margin from Xeron on executed trades; and

•
$407,000 of decreased gross margin from Aspire Energy as a result of increased deliveries and imbalance positions that favorably impacted Aspire Energy in the third quarter of 2015, which are non-recurring. Lower margin associated with system volumes and imbalance positions in third quarter of 2016, also contributed to the decrease.

Other operating expenses increased by $2.1 million. The significant components of the increase in other operating expenses included:

•	$1.1 million in other operating expenses incurred by Eight Flags' CHP plant;

•	$545,000 in higher payroll and benefits costs for additional personnel to support growth; and

•	$225,000 in higher outside services costs primarily associated with growth and ongoing compliance activities.

Comparative Results for the Nine Months Ended September 30, 2016 and 2015

Operating income for the nine months ended September 30, 2016 increased by $690,000 to $62.3 million for the nine months ended September 30, 2016, compared to $61.6 million for the same period in 2015. The increase in operating income was driven by a $10.9 million increase in gross margin, which was partially offset by a $10.2 million increase in other operating expenses. Excluding the net non-recurring gain associated with the billing system settlement recognized during the first nine months of 2015, operating income increased by $2.1 million for the nine months ended September 30, 2016.

Regulated Energy Segment

Operating income for the Regulated Energy segment for the nine months ended September 30, 2016 increased by $5.0 million. The increase in operating income was driven by an increase in gross margin of $11.4 million, which was partially offset by an increase of $6.4 million in other operating expenses. The significant components of the gross margin increase included:

•
$5.5 million generated from natural gas transmission expansions completed in 2015 and 2016, as well as interim services to customers pending construction of facilities, which are more fully discussed in the “Major Projects and Initiatives” section below;

•	$3.1 million generated by additional GRIP investments in the Florida natural gas distribution operations;

•	$2.6 million from customer growth in natural gas distribution and transmission services unrelated to recent service expansions;

•	$1.4 million generated from the implementation of interim rates for the Company’s Delaware natural gas distribution division;

•	$892,000 from new natural gas transmission and distribution services provided to Eight Flags' CHP plant; and

•	$618,000 related to higher margins from system improvement rates for Sandpiper resulting from the continued conversion of its distribution system from propane service to natural gas service.
The above increases were partially offset by $2.1 million in lower gross margin due to reduced consumption of natural gas and electricity, largely as a result of warmer weather during the first quarter of 2016, compared to the same period in 2015.

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Other operating expenses increased by $6.4 million. The significant components of the increase in other operating expenses included:

•	$2.0 million in higher payroll and benefits costs for additional personnel to support growth;

•
$1.4 million due to the absence of a $1.5 million gain from the payment received by the Company in the customer billing system settlement, recorded in 2015, which was partially offset by an associated gain of $130,000 during the third quarter of 2016, representing an additional current portion of the contingent recovery in connection with such settlement;

•	$1.4 million in higher depreciation, asset removal and property tax costs associated with recent capital investments to support growth and system integrity; and

•	$817,000 in higher outside services costs primarily associated with growth and ongoing compliance activities.

Unregulated Energy Segment

The Unregulated Energy segment reported operating income of $9.3 million for the nine months ended September 30, 2016, compared to operating income of $13.7 million for the same period in 2015. The $4.4 million decrease in operating income resulted from a $549,000 decrease in gross margin and a $3.9 million increase in other operating expenses. Income generated from ongoing execution of the Company's growth strategy through Aspire Energy, the Eight Flags CHP plant and customer growth generated by PESCO, offset the negative effect of warmer weather experienced primarily in the first quarter and retail margins per gallon on the Delmarva Peninsula returning to more normal levels.
Gross margin increased as a result of the following:

•
$4.5 million of additional gross margin from Aspire Energy as the first nine months of 2015 reflect only six months of margin for Aspire Energy, which became a wholly-owned subsidiary of Chesapeake Utilities on April 1, 2015. In addition, Aspire Energy generated additional margins as a result of pricing amendments to long-term gas sales agreements, additional management fees and the optimization of gathering system receipts and deliveries;

•	$1.7 million of additional gross margin from Eight Flags' CHP plant, which commenced operations in June 2016; and

•	$1.1 million in additional gross margin from PESCO due to customer growth and favorable supply management activities.

Gross margin decreases offsetting the above increases included the following:

•
$4.1 million of lower gross margin due to lower customer consumption of propane. The decrease was driven mainly by weather as a result of warmer temperatures on the Delmarva Peninsula primarily during the first quarter of 2016 compared to colder temperatures during the first quarter of 2015;

•
$2.2 million of lower gross margin for the Company's Delmarva propane distribution operation as retail margins per gallon returned to more normal levels; accordingly, the Company has assumed more normal levels of margins in its long-term financial plans and forecasts;

•
$436,000 of lower gross margin due to decreased sales of propane to a third party who supplies Sandpiper Energy, as a result of significantly warmer weather in 2016 compared to 2015 as well as conversions to natural gas; and

•	$419,000 of lower gross margin from Xeron on executed trades.

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Other operating expenses increased by $3.9 million. The significant components of the increase in other operating expenses included:

•
$2.5 million in other operating expenses incurred by Aspire Energy, given the additional quarter's results included in 2016, compared to only six months of results in the nine months ended September 30, 2015; and

•	$1.1 million in other operating expenses incurred by Eight Flags since it commenced operations in June 2016.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2015 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share is presented on a diluted basis.

Conference Call

Chesapeake Utilities will host a conference call on Friday, November 4, 2016, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter and nine months ended September 30, 2016. To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities' 2016 Third Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com /results.cfm or download the replay on your mobile device by accessing the Audio cast section of the Company's IR App.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity generation and distribution; propane gas distribution and wholesale marketing; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its IR App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Gross Margin (1)
Regulated Energy segment	$45,375	$40,635	$145,446	$134,024
Unregulated Energy segment	10,202	10,207	45,380	45,929
Other businesses and eliminations	(57)	(49)	(166)	(157)
Total Gross Margin	$55,520	$50,793	$190,660	$179,796

Operating Income
Regulated Energy segment	$13,115	$11,828	$52,660	$47,616
Unregulated Energy segment	(3,080)	(1,022)	9,267	13,666
Other businesses and eliminations	121	103	350	305
Total Operating Income	10,156	10,909	62,277	61,587

Other (Expense) Income, net	(28)	36	(68)	(3)
Interest Charges	2,722	2,492	7,996	7,425
Pre-tax Income	7,406	8,453	54,213	54,159
Income Taxes	2,990	3,334	21,401	21,638
Net Income	$4,416	$5,119	$32,812	$32,521

Earnings Per Share of Common Stock
Basic	$0.29	$0.34	$2.14	$2.16
Diluted	$0.29	$0.33	$2.14	$2.16

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake Utilities believes that gross margin, although a non-GAAP measure, is meaningful in the Company's regulated operations because the cost of natural gas and electricity are passed through and changes in commodity prices can cause revenue to go up and down in ways that are not indicative of volumes sold or tied to profitability. Gross margin provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake Utilities' management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the three months ended September 30, 2016 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Third Quarter of 2015 Reported Results	$8,453	$5,119	$0.33

Increased (Decreased) Gross Margins:
Eight Flags*	2,033	1,212	0.08
Service expansions*	1,577	940	0.06
Natural gas growth (excluding service expansions)	943	562	0.04
GRIP*	920	549	0.04
Implementation of Delaware Division interim rates*	469	280	0.02
Lower retail propane margins	(414)	(247)	(0.02)
Lower margins for Xeron	(413)	(246)	(0.02)
Aspire Energy*	(407)	(243)	(0.02)
	4,708	2,807	0.18
Decreased (Increased) Other Operating Expenses:
Higher payroll and benefits costs	(1,830)	(1,091)	(0.07)
Eight Flags operating expenses	(1,065)	(635)	(0.04)
Higher outside services costs	(928)	(553)	(0.04)
Higher facility maintenance	(601)	(358)	(0.02)
Higher depreciation, asset removal and property tax costs	(466)	(278)	(0.02)
	(4,890)	(2,915)	(0.19)
Interest charges	(230)	(137)	(0.01)
Net Other Changes	(635)	(458)	(0.02)
Third Quarter of 2016 Reported Results	$7,406	$4,416	$0.29

*See the Major Projects and Initiatives table later in this press release.

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Key variances for the nine months ended September 30, 2016 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Nine months ended September 30, 2015 Reported Results	$54,159	$32,521	$2.16
Adjusting for Unusual Items:
Weather impact, primarily in the first quarter	(7,548)	(4,533)	(0.31)
Net gain from settlement agreement associated with customer billing system	(1,367)	(821)	(0.06)
	(8,915)	(5,354)	(0.37)
Increased (Decreased) Gross Margins:
Service expansions*	5,516	3,312	0.22
GRIP*	3,069	1,843	0.12
Natural gas growth (excluding service expansions)	2,630	1,579	0.11
Eight Flags*	2,581	1,550	0.10
Lower retail propane margins	(2,204)	(1,324)	(0.09)
Implementation of Delaware Division interim rates*	1,350	811	0.05
Natural gas marketing	1,062	638	0.04
Sandpiper SIR	618	371	0.03
	14,622	8,780	0.58
Decreased (Increased) Other Operating Expenses:
Higher payroll and benefits costs	(2,144)	(1,287)	(0.09)
Higher depreciation, asset removal and property tax costs	(1,705)	(1,024)	(0.07)
Eight Flags operating expenses	(1,136)	(682)	(0.05)
Higher outside services costs	(1,100)	(661)	(0.04)
Higher facility maintenance	(787)	(473)	(0.03)
Lower bad debt, sales and advertising	427	256	0.02
	(6,445)	(3,871)	(0.26)
Net contribution from Aspire Energy, including impact of shares issued*	2,069	1,274	0.08
Interest Charges	(571)	(343)	(0.02)
Net Other Changes	(706)	(195)	(0.03)
Nine months ended September 30, 2016 Reported Results	$54,213	$32,812	$2.14

*See the Major Projects and Initiatives table later in this press release.

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Major Projects and Initiatives

The following table summarizes gross margin for the Company's major projects and initiatives completed since 2014 and major projects and initiatives currently underway, but which will be completed in the future. Gross margin reflects operating revenue less cost of sales, excluding depreciation, amortization and accretion (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended		Nine Months Ended		Total
	September 30,		September 30,		2015	Estimate for
	2016	2015	2016	2015	Margin	2016	2017	2018
Major projects and initiatives completed since 2014	$12,083	$7,490	$34,086	$17,030	$25,270	$47,603	$54,258	$54,727
Major projects and initiatives underway (1)	—	—	—	—	—	—	5,255	20,238
	$12,083	$7,490	$34,086	$17,030	$25,270	$47,603	$59,513	$74,965
(1) This represents gross margin for the System Reliability and the 2017 Expansion projects.
Major Projects and Initiatives Completed since 2014
The following table summarizes gross margin generated from the Company's major projects and initiatives completed since 2014 (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended			Nine Months Ended			Total
	September 30,			September 30,			2015	Estimate for
	2016	2015	Variance	2016	2015	Variance	Margin	2016	2017	2018
Acquisition:
Aspire Energy	$1,630	$2,037	$(407)	$8,203	$3,661	$4,542	$6,324	$12,674	$13,376	$14,302
Natural Gas Transmission Expansions and Contracts:
Short-term contracts
New Castle County, Delaware	664	507	157	2,040	1,998	42	2,682	2,910	2,275	714
Kent County, Delaware	2,416	1,055	1,361	6,231	1,453	4,778	2,270	7,982	1,377	—
Total short-term contracts	$3,080	$1,562	$1,518	$8,271	$3,451	$4,820	$4,952	$10,892	$3,652	$714
Long-term contracts
Kent County, Delaware	455	463	(8)	1,366	1,389	(23)	1,844	1,815	7,629	7,605
Polk County, Florida	407	340	67	1,221	501	720	908	1,627	1,627	1,627
Total long-term contracts	$862	$803	$59	$2,587	$1,890	$697	$2,752	$3,442	$9,256	$9,232
Total Expansions & Contracts	$3,942	$2,365	$1,577	$10,858	$5,341	$5,517	$7,704	$14,334	$12,908	$9,946
Florida GRIP	$2,987	$2,067	$920	$8,383	$5,314	$3,069	$7,508	$11,405	$13,756	$15,960
Florida Electric Rate Case	$1,021	$1,021	$—	$2,714	$2,714	$—	$3,734	$3,562	$3,562	$3,562
Delaware Division Rate Case	$469	$—	$469	$1,347	$—	$1,347	$—	$2,164	$2,500	$2,500
Eight Flags CHP Plant	$2,034	$—	$2,034	$2,581	$—	$2,581	$—	$3,464	$8,156	$8,457
Total Completed Major Projects and Initiatives	$12,083	$7,490	$4,593	$34,086	$17,030	$17,056	$25,270	$47,603	$54,258	$54,727

Aspire Energy
Aspire Energy's gross margin decreased by $407,000 for the three months ended September 30, 2016, partly due to increased deliveries and imbalance positions that favorably impacted Aspire Energy in the third quarter of 2015, which are non-recurring. Lower margin associated with system volumes and imbalance positions in third quarter of 2016, also contributed to the decrease.

For the nine months ended September 30, 2016, Aspire Energy generated $4.5 million in additional gross margin compared to the same period in 2015. Aspire Energy's gross margin for the same period in 2015 was lower due in part to the fact

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that the period included only six months of results. Aspire Energy also generated additional gross margin primarily as a result of pricing amendments to long-term gas sales agreements, additional management fees and the optimization of gathering system receipts and deliveries. As projected, this merger was accretive to earnings per share in the first full year of operations.

Service Expansions
On January 16, 2015, the Florida PSC approved a firm transportation agreement between Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), the Company's wholly-owned Florida intrastate pipeline subsidiary, and Chesapeake Utilities' Florida natural gas distribution division. Pursuant to this agreement, Peninsula Pipeline provides natural gas transmission service to support the Company's expansion of natural gas distribution service in Polk County, Florida. Peninsula Pipeline began the initial phase of its service to Chesapeake Utilities' Florida natural gas distribution division in March 2015. This new service generated $67,000 and $720,000 of additional gross margin for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015. When all phases of this service are complete, this expansion will generate an estimated annual gross margin of $1.6 million.

In April 2015, Eastern Shore commenced interruptible service to an electric power generator in Kent County, Delaware. The interruptible service concluded in December 2015 and was replaced by a short-term OPT ≤ 90 Service, which generated additional gross margin of $901,000 and $4.3 million during the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015. The short-term OPT ≤ 90 Service is expected to be replaced by a 20-year contract for OPT ≤ 90 Service in the first quarter of 2017.

On October 13, 2015, Eastern Shore submitted an application to the Federal Energy Regulatory Commission ("FERC") to make certain measurement and related improvements at its Texas Eastern Transmission, LP ("TETLP") interconnect facilities, which would enable Eastern Shore to increase natural gas receipts from TETLP by 53,000 dekatherms per day ("Dts/d"), for a total capacity of 160,000 Dts/d. In December 2015, the FERC authorized Eastern Shore to proceed with this project, which was completed and placed in service in March 2016. Approximately 85 percent of the increased capacity has been subscribed on a short-term firm service basis. This service generated an additional gross margin of $617,000 and $744,000 for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015, and is expected to generate approximately $1.4 million in additional gross margin for the year. The remaining capacity is available for firm or interruptible service.
GRIP
GRIP is a natural gas pipe replacement program approved by the Florida PSC, designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance reliability and integrity of the Company's Florida natural gas distribution systems. This program allows recovery, through regulated rates, of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company has invested $97.3 million to replace 209 miles of qualifying distribution mains, including $20.4 million during the first nine months of 2016. The Company expects to invest an additional $650,000 in this program during the remainder of 2016. The increased investment in GRIP generated additional gross margin of $920,000 and $3.1 million for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015.

Eight Flags
In June 2016, Eight Flags, completed construction of a CHP plant on Amelia Island, Florida. This CHP plant, which consists of a natural-gas-fired turbine and associated electric generator, produces approximately 20 megawatts of base load power and includes a heat recovery steam generator capable of providing approximately 75,000 pounds per hour of residual steam. On June 13, 2016, Eight Flags began selling power generated from the CHP plant to Florida Public Utilities ("FPU"), the Company's wholly-owned subsidiary, pursuant to a 20-year power purchase agreement for distribution to FPU's retail electric customers. On July 1, 2016, it also started selling steam to an industrial customer pursuant to a separate 20-year contract. The CHP plant is powered by natural gas transported by FPU through its distribution system. Eight Flags and other affiliates of Chesapeake Utilities generated $2.0 million and $2.6 million in additional gross margin as a result of these new services, for the three and nine months ended September 30, 2016 in which the CHP was operational. This amount includes gross margin of $464,000 and $892,000, for the three and nine months ended September 30, 2016, attributed to natural gas distribution and transportation services provided by our affiliates. On a consolidated basis, this project is expected to generate approximately $8.2 million in annual gross margin, which could fluctuate based upon various factors, including, but not limited to, the quantity of steam delivered and the CHP plant’s hours of operations.

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Major Projects and Initiatives Underway
White Oak Mainline Expansion Project: In August 2014, Eastern Shore entered into a precedent agreement with an electric power generator in Kent County, Delaware, to provide a 20-year natural gas transmission service for 45,000 Dts/d for the customer's facility, upon the satisfaction of certain conditions. This new service will be provided as long-term OPT ≤ 90 Service and is expected to generate at least $5.8 million in annual gross margin. In November 2014, Eastern Shore requested authorization by the FERC to construct 5.4 miles of 16-inch pipeline looping and 3,550 horsepower of new compression in Delaware to provide this service. As previously discussed, during the three and nine months ended September 30, 2016, the Company generated $901,000 and $4.3 million, respectively, in additional gross margin by providing interruptible service and short-term OPT ≤ 90 Service to this customer. On July 21, 2016, the FERC issued a certificate of public convenience and necessity authorizing Eastern Shore to construct and operate the proposed White Oak Mainline Project. Construction of the project is underway.
System Reliability Project: On May 22, 2015, Eastern Shore submitted an application to the FERC, seeking authorization to construct, own and operate approximately 10.1 miles of 16-inch pipeline looping and auxiliary facilities in New Castle and Kent Counties, Delaware and a new compressor at its existing Bridgeville compressor station in Sussex County, Delaware. Eastern Shore further proposes to reinforce critical points on its pipeline system. The total project will benefit all of Eastern Shore’s customers by modifying the pipeline system to respond to severe operational conditions experienced during actual winter peak days. Since the project is intended to improve system reliability, Eastern Shore requested a predetermination of rolled-in rate treatment for the costs of the project and an order granting the requested authorization. This project will be included in Eastern Shore's upcoming 2017 rate case filing. The estimated annual gross margin associated with this project, assuming recovery in the 2017 rate case, is approximately $4.5 million. On July 21, 2016, the FERC issued a certificate of public convenience and necessity authorizing Eastern Shore to construct and operate the proposed System Reliability Project. Construction of the project is underway.
2017 Expansion Project: On May 12, 2016, Eastern Shore submitted a request to the FERC to initiate the FERC's pre-filing procedures for its proposed 2017 Expansion Project. Since the time the pre-filing was initiated, Eastern Shore has finalized market participation for the project. Seven of Eastern Shore’s existing customers have signed Precedent Agreements. As a result, the project will provide 61,162 Dts/d of additional firm natural gas transportation deliverability on Eastern Shore’s pipeline system. To provide this additional capacity, the project’s final facilities will consist of approximately 23 miles of pipeline looping in Pennsylvania, Maryland and Delaware; upgrades to existing metering facilities in Lancaster County, Pennsylvania; installation of an additional 3,550 horsepower compressor unit at Eastern Shore’s existing Daleville compressor station in Chester County, Pennsylvania; and approximately 17 miles of new mainline extension and two pressure control stations in Sussex County, Delaware. The project will generate approximately $15.7 million of gross margin in the first full year after the new transportation services go into effect.

Other factors influencing gross margin
Weather and Consumption
Although weather was not a significant factor in the second and third quarters, warmer temperatures during the first three months of the year, compared to temperatures in 2015, had a significant impact on the Company's earnings. Lower customer consumption, directly attributable to warmer temperatures during the nine months ended September 30, 2016, reduced gross margin by $7.5 million compared to the same period in 2015.

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12-12-12-12

The following tables summarize the heating degree-day ("HDD") and cooling degree-day ("CDD") information for the three and nine months ended September 30, 2016 and 2015 resulting from weather fluctuations in those periods.

HDD and CDD Information

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	Variance	2016	2015	Variance
Delmarva
Actual HDD	11	41	(30)	2,590	3,249	(659)
10-Year Average HDD ("Delmarva Normal")	65	65	—	2,919	2,908	11
Variance from Delmarva Normal	(54)	(24)		(329)	341
Florida
Actual HDD	—	—	—	646	501	145
10-Year Average HDD ("Florida Normal")	—	—	—	553	557	(4)
Variance from Florida Normal	—	—		93	(56)
Ohio (1)
Actual HDD	65	78	(13)	3,747	710	3,037
10-Year Average HDD ("Ohio Normal")	137	143	(6)	3,979	811	3,168
Variance from Ohio Normal	(72)	(65)		(232)	(101)
Florida
Actual CDD	1,523	1,591	(68)	2,737	2,827	(90)
10-Year Average CDD ("Florida CDD Normal")	1,523	1,524	(1)	2,548	2,506	42
Variance from Florida CDD Normal	—	67		189	321
(1) HDD for Ohio is presented from April 1, 2015 through September 30, 2015.
Propane prices
Lower retail propane margins per gallon on the Delmarva Peninsula decreased gross margin by $344,000 and $2.2 million, for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015. Margins per retail gallon returned to more normal levels, driven principally by lower propane prices and local market conditions. The level of retail margins per gallon generated during 2015 were not expected to be sustained over the long term; accordingly, the Company has continued to assume more normal levels of margins in its long-term financial plans and forecasts.

In Florida, retail propane margins per gallon, generated $70,000 of lower margin and $61,000 of additional gross margin for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015.These market conditions, which are influenced by competition with other propane suppliers as well as the availability and price of alternative energy sources, may fluctuate based on changes in demand, supply and other energy commodity prices.
Other Natural Gas Growth - Distribution Operations
In addition to service expansions, the Company's natural gas distribution operations on the Delmarva Peninsula generated $253,000 and $1.1 million in additional gross margin for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015, due to an increase in residential, commercial and industrial customers served. The average number of residential customers on the Delmarva Peninsula during the three and nine months ended September 30, 2016 increased by 4.2 percent and 3.5 percent, respectively, compared to the same periods in 2015. The natural gas distribution operations in Florida generated $350,000 and $1.1 million in additional gross margin for the three and nine months ended September 30, 2016, respectively, compared to the same periods in 2015, due primarily to an increase in commercial and industrial customers in Florida.

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13-13-13-13

Delaware division rate case
On December 21, 2015, the Company's Delaware natural gas distribution division filed an application with the Delaware PSC for a base rate increase and certain other changes to its tariff. The Company proposed an increase of approximately $4.7 million, or nearly ten percent, in its revenue requirement based on the test period ending March 31, 2016. The Company also proposed new service offerings to promote growth and a revenue normalization mechanism for residential and small commercial customers. The Company expects a decision on the application during the first quarter of 2017. Pending the decision, the Company's Delaware natural gas distribution division increased rates on an interim basis based on the $2.5 million annualized interim rates approved by the Delaware PSC, effective February 19, 2016 ("Phase I"). The Company recognized incremental revenue of approximately $469,000 ($280,000 net of tax) and $1.4 million ($817,000 net of tax) for the three and nine months ended September 30, 2016, respectively.
In addition, the Company's Delaware natural gas distribution division requested and received approval on July 26, 2016 from the Delaware PSC to implement revised interim rates totaling $4.7 million (equal to the initial rate increase in its application) annualized for usage on and after August 1, 2016 ("Phase II"). These revised interim rates represent a five percent increase over Phase I rates. Revenue associated with these rates collected prior to a final Delaware PSC decision is subject to refund and, although the final decision is expected during the first quarter of 2017, the Company cannot predict the revenue requirement the Delaware PSC will ultimately authorize or forecast the timing of a final decision. Consequently, the Company will not recognize the impact of the potential additional revenue related to the Phase II rate increase until the Delaware PSC issues its approval in a final ruling.
Capital Expenditures
The Company's capital expenditures for the nine months ended September 30, 2016 were $106.3 million. The Company currently projects aggregate capital expenditures between $150.0 and $170.0 million for this year. The 2016 forecast includes expenditures for the following projects: Eight Flags' CHP plant; anticipated new facilities to serve an electric power generator in Kent County, Delaware under the OPT ≤ 90 Service; Eastern Shore's system reliability project; additional expansions of the Company's natural gas distribution and transmission systems; continued natural gas infrastructure improvement activities; continued replacement of facilities under the Florida GRIP; replacement of other facilities and information technology systems; and other strategic initiatives and investments. The timing of capital expenditures can vary based on securing environmental approvals and other permits.
In order to fund the 2016 capital expenditures, the Company may further increase the level of borrowings during 2016 to supplement cash provided by operating activities.

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14-14-14-14

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating Revenues
Regulated Energy	$70,019	$63,796	$226,630	$235,438
Unregulated Energy and other	38,329	28,117	130,356	119,238
Total Operating Revenues	108,348	91,913	356,986	354,676
Operating Expenses
Regulated Energy cost of sales	24,644	23,161	81,184	101,414
Unregulated Energy and other cost of sales	28,183	17,959	85,142	73,465
Operations	30,126	26,388	85,370	79,522
Maintenance	3,542	2,603	8,925	8,033
Gain from a settlement	—	—	(130)	(1,500)
Depreciation and amortization	8,209	7,636	23,493	22,155
Other taxes	3,488	3,257	10,725	10,000
Total operating expenses	98,192	81,004	294,709	293,089
Operating Income	10,156	10,909	62,277	61,587
Other (expense) income, net	(28)	36	(68)	(3)
Interest charges	2,722	2,492	7,996	7,425
Income Before Income Taxes	7,406	8,453	54,213	54,159
Income taxes	2,990	3,334	21,401	21,638
Net Income	$4,416	$5,119	$32,812	$32,521
Weighted Average Common Shares Outstanding:
Basic	15,372,413	15,258,819	15,324,932	15,035,569
Diluted	15,412,783	15,306,843	15,365,955	15,083,641
Earnings Per Share of Common Stock:
Basic	$0.29	$0.34	$2.14	$2.16
Diluted	$0.29	$0.33	$2.14	$2.16

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2016	December 31, 2015
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$908,822	$842,756
Unregulated Energy	194,743	145,734
Other businesses and eliminations	20,835	18,999
Total property, plant and equipment	1,124,400	1,007,489
Less: Accumulated depreciation and amortization	(237,434)	(215,313)
Plus: Construction work in progress	49,082	62,774
Net property, plant and equipment	936,048	854,950
Current Assets
Cash and cash equivalents	1,536	2,855
Accounts receivable (less allowance for uncollectible accounts of $792 and $909, respectively)	47,103	41,007
Accrued revenue	9,506	12,452
Propane inventory, at average cost	4,106	6,619
Other inventory, at average cost	3,867	3,803
Regulatory assets	6,045	8,268
Storage gas prepayments	8,192	3,410
Income taxes receivable	13,178	24,950
Prepaid expenses	7,603	7,146
Mark-to-market energy assets	477	153
Other current assets	543	1,044
Total current assets	102,156	111,707
Deferred Charges and Other Assets
Goodwill	15,070	14,548
Other intangible assets, net	1,938	2,222
Investments, at fair value	4,630	3,644
Regulatory assets	76,343	77,519
Receivables and other deferred charges	4,325	2,831
Total deferred charges and other assets	102,306	100,764
Total Assets	$1,140,510	$1,067,421

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	September 30, 2016	December 31, 2015
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	7,932	7,432
Additional paid-in capital	250,202	190,311
Retained earnings	185,195	166,235
Accumulated other comprehensive loss	(5,029)	(5,840)
Deferred compensation obligation	2,476	1,883
Treasury stock	(2,476)	(1,883)
Total stockholders' equity	438,300	358,138
Long-term debt, net of current maturities	143,525	149,006
Total capitalization	581,825	507,144
Current Liabilities
Current portion of long-term debt	12,087	9,151
Short-term borrowing	154,490	173,397
Accounts payable	41,297	39,300
Customer deposits and refunds	26,858	27,173
Accrued interest	3,119	1,311
Dividends payable	4,678	4,390
Accrued compensation	7,823	10,014
Regulatory liabilities	2,412	7,365
Mark-to-market energy liabilities	29	433
Other accrued liabilities	10,260	7,059
Total current liabilities	263,053	279,593
Deferred Credits and Other Liabilities
Deferred income taxes	205,562	192,600
Regulatory liabilities	43,354	43,064
Environmental liabilities	8,682	8,942
Other pension and benefit costs	32,501	33,481
Deferred investment tax credits and other liabilities	5,533	2,597
Total deferred credits and other liabilities	295,632	280,684
Total Capitalization and Liabilities	$1,140,510	$1,067,421

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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2016				For the Three Months Ended September 30, 2015
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$5,327	$1,139	$5,016	$15,186	$5,133	$1,103	$4,076	$14,821
Commercial	5,136	1,201	5,752	11,991	4,967	1,117	4,891	12,585
Industrial	1,695	1,581	4,825	676	1,611	1,478	3,469	812
Other (1)	(76)	908	797	(1,805)	263	744	2,073	(4,021)
Total Operating Revenues	$12,082	$4,829	$16,390	$26,048	$11,974	$4,442	$14,509	$24,197

Volume (in Dts/MWHs)
Residential	176,886	47,274	196,831	99,896	176,715	48,481	197,177	96,857
Commercial	469,921	1,313,963	409,155	90,013	461,219	1,305,028	469,011	95,059
Industrial	1,135,077	2,313,776	1,029,165	5,890	1,041,864	2,503,874	881,556	4,570
Other	28,208	—	601	1,979	28,552	—	(42,998)	(1,274)
Total	1,810,092	3,675,013	1,635,752	197,778	1,708,350	3,857,383	1,504,746	195,212

Average Customers
Residential	65,663	15,337	53,314	24,367	62,989	14,789	52,100	24,103
Commercial	6,695	1,408	4,216	4,388	6,571	1,355	4,223	7,412
Industrial	125	74	1,814	3,015	120	69	1,663	2
Other	6	—	—	—	4	—	—	—
Total	72,489	16,819	59,344	31,770	69,684	16,213	57,986	31,517

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Nine Months Ended September 30, 2016				For the Nine Months Ended September 30, 2015
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$37,074	$3,977	$20,597	$36,911	$53,339	$3,788	$17,646	$37,495
Commercial	20,576	3,847	20,912	31,814	27,950	3,610	20,435	32,524
Industrial	5,274	4,808	15,399	2,154	5,379	4,536	11,955	2,361
Other (1)	(1,164)	2,665	(2,615)	(5,410)	(3,466)	2,275	557	(8,979)
Total Operating Revenues	$61,760	$15,297	$54,293	$65,469	$83,202	$14,209	$50,593	$63,401

Volume (in Dts/MWHs)
Residential	2,495,103	260,404	993,917	241,691	3,128,130	255,273	970,570	244,344
Commercial	2,539,404	4,118,131	1,633,920	233,199	2,954,973	4,069,566	1,886,076	239,633
Industrial	3,680,383	8,405,424	3,188,556	17,470	3,372,321	8,187,722	3,035,617	14,220
Other	68,293	—	(4,723)	6,577	57,008	—	(151,631)	4,074
Total	8,783,183	12,783,959	5,811,670	498,937	9,512,432	12,512,561	5,740,632	502,271

Average Customers
Residential	65,943	15,303	53,215	24,268	63,700	14,805	51,907	24,022
Commercial	6,745	1,391	4,247	4,398	6,637	1,351	4,258	7,390
Industrial	123	72	1,760	3,003	117	68	1,606	2
Other	5	—	—	—	5	—	—	—
Total	72,816	16,766	59,222	31,669	70,459	16,224	57,771	31,414

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.